                                                                   EXHIBIT  11.1
                                 CARDIMA, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)

                                                               Three months ended     Six months ended
                                                                     June 30,              June 30,
                                                               ------------------    ------------------
                                                                 1997      1996        1997      1996
                                                               --------   -------    -------    -------
Historical:
 Weighted average common shares outstanding                      2,277         72      1,175         71
   Shares related to Staff Accounting Bulletins Nos. 55,
     64 and 83:
   Stock options                                                  -           632        316        632
   Preferred Stock                                                -         2,357      1,179      2,357
                                                               -------    -------    -------    -------

Total shares used in calculating net loss per share              2,277      3,061      2,670      3,060
                                                               =======    =======    =======    =======

Net Loss                                                       $(2,761)   $(1,627)   $(5,087)   $(3,147)
                                                               =======    =======    =======    =======

Net loss per share                                             $ (1.21)   $ (0.53)   $ (1.91)   $ (1.03)
                                                               =======    =======    =======    =======


Pro forma:
 Shares used in calculating net loss per share (per above)       2,277      3,061      2,670      3,060
 Preferred Stock if converted                                    2,444      3,370      2,908      3,253
                                                               -------    -------    -------    -------

Total shares used in calculating pro forma net loss per share    4,721      6,431      5,578      6,313
                                                               =======    =======    =======    =======

Net Loss                                                       $(2,761)   $(1,627)   $(5,087)   $(3,147)
                                                               =======    =======    =======    =======

Pro forma net loss per share                                   $ (0.58)   $ (0.25)   $ (0.91)   $ (0.50)
                                                               =======    =======    =======    =======
